Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 5, 2021
American Equity Reports Second Quarter 2021 Results
Company Highlights
•Second quarter 2021 annuity sales of $1.2 billion driven by strong growth in fixed index annuity (FIA) sales
•Policyholder funds under management increased by 1.5% to $56.6 billion
•Deployed $569 million in private assets in the quarter as part of plans to ramp to 30% asset allocation over time
•Share repurchase of $95.1 million, fully offsetting dilution from 4Q 2020 Brookfield equity issuance
•Second quarter 2021 net loss available to common stockholders of $(65.6) million or $(0.69) per diluted common share compared to net loss available to common stockholders of $(253.4) million, or $(2.76) per diluted common share, for the second quarter of 2020 driven in both periods by reductions in discount rates used in the calculation of fair value of fixed index annuity policy benefit reserves
•Second quarter 2021 non-GAAP operating income1 available to common stockholders of $93.8 million or $0.98 per diluted common share compared to $93.1 million, or $1.01 per diluted common share, for the second quarter of 2020
•Book value per common share of $60.46 at June 30, 2021; Book value per share excluding accumulated other comprehensive income (AOCI) of $38.59; Excluding both AOCI and net impact of accounting for fair value of derivatives and embedded derivatives, book value per share of $35.97
•Trailing twelve-month return on average common stockholders' equity of 17.5%; Trailing twelve-month non-GAAP operating return1 on average common stockholders' equity excluding average AOCI1 of (1.4)% based on reported results and 9.1% excluding impact of notable items2
WEST DES MOINES, Iowa (August 5, 2021) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported second quarter 2021 non-GAAP operating income1 available to common stockholders of $93.8 million, or $0.98 per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $93.1 million, or $1.01 per diluted common share, for second quarter 2020.
The year-over-year increase in quarterly non-GAAP operating income1 available to common stockholders primarily reflected a decrease in the change in the liability for future policy benefits to be paid for lifetime income benefit riders (LIBR) offset by a decrease in investment spread and an increase in other operating costs and expenses.

Year-over-year, the change in liability for future policy benefits to be paid for LIBR decreased by $61 million. The positive difference between actual versus modeled expectations in the second quarter of 2021, primarily reflecting the level of equity index credits, reduced the increase in the liability for future policy benefits to be paid for LIBR by $29 million. By comparison, in the second quarter of 2020, actual versus modeled expectations increased the change in liability for future policy benefits to be paid for LIBR by $43 million.
Compared to the second quarter of 2020, amortization of deferred policy acquisition and sales inducement costs decreased $1 million. Actual versus modeled expectations in the second quarter of 2021, primarily reflecting the level of equity index credits, reduced amortization by $31 million. Amortization of deferred sales inducements and policy acquisition costs benefited by $28 million in the second quarter of 2020 from actual versus modeled expectations.
CONTINUED DEPLOYMENT INTO PRIVATE ASSETS AS PART OF RAMPING TO 30% ASSET ALLOCATION OVER TIME
American Equity’s investment spread was 1.95% for the second quarter of 2021 compared to 2.00% for the first quarter of 2021 and 2.39% for the second quarter of 2020. On a sequential basis, the average yield on invested assets decreased by 7 basis points while the cost of money fell by 2 basis points. Adjusted investment spread excluding non-trendable items3 declined to 1.81% in the second quarter of 2021 from 1.87% in the first quarter of 2021.
Average yield on invested assets was 3.51% in the second quarter of 2021 compared to 3.58% in the first quarter of 2021. The decrease in investment yield was primarily driven by an increase in the average level of liquidity in the investment portfolios of the life insurance companies. The average adjusted yield on invested assets excluding non-trendable items3 was 3.41% in the second quarter of 2021 compared to 3.47% in the first quarter of 2021.
The aggregate cost of money for annuity liabilities of 1.56% in the second quarter of 2021 was down 2 basis points from 1.58% in the first quarter of 2021. The cost of money in the second quarter of 2021 was positively affected by 4 basis points of over-hedging of index-linked credits compared to 2 basis point of hedge gain in the first quarter of 2021.
Commenting on investment activities, Anant Bhalla, Chief Executive Officer, said: "For the first time in our company's history, in the second quarter, we started leveraging our asset management partnerships to invest in single-family rental homes and middle market loans consistent with ramping towards the AEL 2.0 asset allocation strategy. Year-to-date, we have purchased over $800 million of privately-sourced alpha-generating assets — solid initial steps towards our plan of adding between $1 billion to $2 billion in private assets this year growing to a pace of 5% or greater of the portfolio in each subsequent year to evolve into our new asset allocation of 30% or greater in private assets. In the second quarter, we purchased $1.7 billion of new assets at an expected return of approximately 4.15%, net of third-party investment expenses. This included $569 million in private assets added in the quarter."
Bhalla continued: "For any strategy migration, there are short-term impacts for longer-term gains. For American Equity, this has manifested itself in higher cash balances. The decrease in average yield on investment assets was primarily attributable to a 7-basis point reduction from interest foregone due to an increase in the average amount of cash held in the life insurance company portfolios in the quarter. Cash and equivalents averaged $10.0 billion in the second quarter of 2021 compared to $8.6 billion in the first quarter of 2021. At June

30, cash and equivalents in the life insurance company portfolios were $10 billion. While we expect to continue to ramp up private assets with strong positive net cash flows in 2022, we are also planning to deploy most of the cash balances above our target cash levels into traditional fixed income investments over the next six months."

FUNDS UNDER MANAGEMENT INCREASE 1.5% ON $1.2 BILLION OF SALES DRIVEN BY FIA
Policyholder funds under management at June 30, 2021 were $56.6 billion, an $817 million, or 1.5% increase from March 31, 2021. Second quarter gross sales were $1,180 million, representing an increase of 111% from the second quarter 2020 sales level. On a sequential basis, gross sales decreased 52% from the all-time record level set in the first quarter of 2021. Compared to the first quarter of 2021, gross sales of fixed index annuities at American Equity Life increased 36% while Eagle Life sales rose 24%.
Commenting on sales, Bhalla stated: "Our strategy of growing fixed index annuity sales is working in both the American Equity and Eagle Life channels. As previously shared in our first quarter earnings call, our plan to pivot from multi-year fixed rate annuities for the remainder of the year to our refreshed line-up of fixed index annuities is bearing results. Based on preliminary industry estimates, this is the third quarter in a row that our fixed index annuity market share has increased, reflecting the upgrades we have made to our Go-to-Market franchise over the past year."

AMERICAN EQUITY COMPLETES INITIAL 9.1 MILLION SHARE REPURCHASE
In July, American Equity completed the repurchase of 9.1 million shares that began in November of last year to fully offset the impact of dilution from shares issued to Brookfield Asset Management Inc. The total buyback included repurchase of 3 million shares in the second quarter for a total of $95.1 million. Remaining share repurchase authorization is $236 million.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release, such as believe, evolve, expect, intend, may, plan, ramping towards, strategy, or similar words, as well as specific projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2021 earnings on Friday, August 6, at 10:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 5148835 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through August 13, 2021 at 855-859-2056, passcode 5148835 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
2    Pertinent notable items consist of $340,895 impact related to actuarial assumption updates made in Q3 2020. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results. For more information, see page 6 of our June 30, 2021 financial supplement.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our June 30, 2021 financial supplement on page 9, “Spread Results”.
###

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Premiums and other considerations	$14,595	$11,032	$27,808	$18,696
Annuity product charges	63,759	63,438	123,841	122,987
Net investment income	499,320	543,704	996,510	1,117,022
Change in fair value of derivatives	500,880	327,662	897,185	(614,212)
Net realized losses on investments	(3,114)	(25,888)	(7,697)	(46,224)
Loss on extinguishment of debt	—	—	—	(2,024)
Total revenues	1,075,440	919,948	2,037,647	596,245

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	15,828	13,331	32,252	23,403
Interest sensitive and index product benefits	812,981	240,992	1,289,576	641,211
Amortization of deferred sales inducements	(12,520)	(75,178)	110,455	(1,587)
Change in fair value of embedded derivatives	273,713	1,126,935	(8,700)	(123,126)
Interest expense on notes payable	6,394	6,388	12,787	12,773
Interest expense on subordinated debentures	1,326	1,321	2,652	2,909
Amortization of deferred policy acquisition costs	(16,906)	(119,889)	186,917	813
Other operating costs and expenses	65,050	41,951	120,915	85,577
Total benefits and expenses	1,145,866	1,235,851	1,746,854	641,973
Income (loss) before income taxes	(70,426)	(315,903)	290,793	(45,728)
Income tax expense (benefit)	(15,732)	(68,474)	62,803	(41,246)
Net income (loss)	(54,694)	(247,429)	227,990	(4,482)
Less: Preferred stock dividends	10,919	5,950	21,838	12,561
Net income (loss) available to common stockholders	$(65,613)	$(253,379)	$206,152	$(17,043)

Earnings (loss) per common share	$(0.69)	$(2.76)	$2.16	$(0.19)
Earnings (loss) per common share - assuming dilution	$(0.69)	$(2.76)	$2.15	$(0.19)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	94,801	91,803	95,265	91,724
Earnings (loss) per common share - assuming dilution	95,379	92,027	95,795	92,024

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) available to common stockholders	$(65,613)	$(253,379)	$206,152	$(17,043)
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized gains/losses on financial assets, including credit losses	2,912	18,492	6,428	34,841
Change in fair value of derivatives and embedded derivatives - fixed index annuities	200,767	423,590	(96,867)	303,136
Change in fair value of derivatives - interest rate caps and swap	—	—	—	(848)
Income taxes	(44,278)	(95,599)	19,516	(72,897)
Non-GAAP operating income available to common stockholders	93,788	93,104	135,229	247,189
Impact of notable items (b)	—	—	—	(30,778)
Non-GAAP operating income available to common stockholders, excluding notable items	$93,788	$93,104	$135,229	$216,411

Per common share - assuming dilution:
Net income (loss) available to common stockholders	$(0.69)	$(2.76)	$2.15	$(0.19)
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Anti-dilutive effect of net loss	—	0.01	—	—
Net realized gains/losses on financial assets, including credit losses	0.03	0.20	0.07	0.38
Change in fair value of derivatives and embedded derivatives - fixed index annuities	2.10	4.60	(1.01)	3.30
Change in fair value of derivatives - interest rate caps and swap	—	—	—	(0.01)
Income taxes	(0.46)	(1.04)	0.20	(0.79)
Non-GAAP operating income available to common stockholders	0.98	1.01	1.41	2.69
Impact of notable items	—	—	—	(0.33)
Non-GAAP operating income available to common stockholders, excluding notable items	$0.98	$1.01	$1.41	$2.36
Notable Items

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Notable items impacting non-GAAP operating income available to common stockholders:
Tax benefit related to the CARES Act	$—	$—	$—	$(30,778)
Total notable items (b)	$—	$—	$—	$(30,778)
(a)Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items include the impact from actuarial assumption updates, certain initial uncapitalized costs to establish the AEL 2.0 strategy, and initial non-deferred impacts related to reinsurance transactions. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q2 2021
Total stockholders’ equity	$6,295,735
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	5,595,735
Accumulated other comprehensive income	(2,023,911)
Total common stockholders’ equity excluding AOCI (b)	3,571,824
Net impact of fair value accounting for derivatives and embedded derivatives	(242,423)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,329,401

Common shares outstanding	92,553,825

Book Value per Common Share: (c)
Book value per common share	$60.46
Book value per common share excluding AOCI (b)	$38.59
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$35.97
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) is calculated by dividing non-GAAP operating income (loss) available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
June 30, 2021
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$5,607,712
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	4,907,712
Average AOCI	(1,800,690)
Average common stockholders' equity excluding average AOCI	3,107,022
Impact of notable items on average common stockholders' equity excluding average AOCI	170,448
Average common stockholders' equity excluding average AOCI and notables	$3,277,470

Net income available to common stockholders	$861,140
Adjustments to arrive at non-GAAP operating loss available to common stockholders: (a)
Net realized gains/losses on financial assets, including credit losses	30,942
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(1,183,160)
Income taxes	248,221
Non-GAAP operating loss available to common stockholders	(42,857)
Impact of notable items (b)	340,895
Non-GAAP operating income available to common stockholders, excluding notable items	$298,038

Return on Average Common Stockholders' Equity
Net income available to common stockholders	17.5%

Return on Average Common Stockholders' Equity Excluding Average AOCI
Non-GAAP operating loss available to common stockholders	(1.4)%
Non-GAAP operating income available to common stockholders, excluding notable items	9.1%
Notable Items

Twelve Months Ended
June 30, 2021
Notable items impacting Non-GAAP operating loss available to common stockholders:
Impact of actuarial assumption updates	$340,895
Total notable items (b)	$340,895
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating loss available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating loss available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items include the impact from actuarial assumption updates, certain initial uncapitalized costs to establish the AEL 2.0 strategy, and initial non-deferred impacts related to reinsurance transactions. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.